Exhibit 99.1

February 12, 2009

Dear Shareholder:

Attached you will find the 2008 unaudited financial summary for The National Bank of Indianapolis Corporation. As you review the financial results for 2008, please note that the Corporation finished the year with total assets of over $1.117 billion. This compares to total assets of $1.163 billion in 2007.

During this past year, your Corporation remained solidly profitable. Net income for 2008 reached $3,784,000 compared to the 2007 profit of $7,891,000. On a fully diluted basis, earnings per share totaled $1.58 per share, compared to $3.27 in 2007. Included in the 2007 results was $390,690 or $0.16 per share from the effect of FAS 91 accounting. The Corporation was profitable in each quarter of 2008.

Net income for the fourth quarter of 2008 was $385,000 compared to $2,032,000 for the same period in 2007. Results for the fourth quarter of 2008 included a provision for loan losses of $2,425,000 as compared to our fourth quarter net charge offs of $1,445,000. In addition to covering charge-offs, the increased provision for loan losses served to build the reserve to over $12,800,000. We believe that this is prudent in light of continued weakness in the economy.

Deposits showed excellent resiliency in 2008. In spite of fierce competition by troubled competitors who posted exceedingly high deposit rates in an effort to retain their core deposits, our deposit base held up very well. Notwithstanding the bleak environment for bank deposits, we are pleased to report that total deposits now exceed $965 million, compared to $936 million at the end of the third quarter. In 2008, we benefited from thousands of new deposit accounts, as numerous depositors sought a strong and stable bank to hold their funds.

Fee income was another major contributor to income during 2008. During 2008, the Corporation generated fee income in excess of $11,200,000, up 14% over last year. Part of the growth in fee income was due to an 11% growth in fee income in the Wealth Management Division. The Wealth Management Division finished the year with $1.090 billion in assets under administration. Throughout 2008, the Diamond Capital Management equity performance exceeded the S&P 500. Also positively impacting fee income were service charges on deposits, up 37% and interchange income up 30%.

Another important 2008 milestone relates to capital. As of December 31, 2008, total shareholders equity at the Corporation exceeded $72.2 million – a new high – and book value per share reached a new high of $31.48. The Corporation continues to be above the highest level of regulatory capital ratios.

Turning to our banking offices, our newest banking center located at the Village of WestClay near 131st is fully staffed and open. Our marketing campaign is underway and we have begun to deliver outstanding personal service to our target market clients in this area. We continue to believe that the high growth and attractive demographics of this area will make an excellent addition to our strategically placed network of banking centers.

As of this writing, the banking industry is still in turmoil. Numerous banks have reported large losses and several banks have requested and received funds from the U.S. Department of Treasury under the Trouble Asset Relief Program or TARP. Others, such as Washington Mutual, Wachovia, and National City, could not continue and were acquired. Even such industry giants as Citicorp and Bank of America have reported serious problems.

As the global credit crisis spreads from sub-prime mortgages to the commercial and personal sectors, the economic recession continues to deepen. The U.S. unemployment rate has risen to over 7% and GDP remains negative. In response, government leaders and the Federal Reserve are taking unprecedented steps to restore economic growth, including lowering the U.S. federal funds rate to their ultimate floor near 0%.

The $700 billion government rescue package has already committed over $350 billion in direct capital injections to certain financial institutions, and the second $350 billion has been released by Congress. The Obama administration is busy crafting a new, more comprehensive rescue plan for the financial services industry, combined with a massive economic stimulus program approaching $1 trillion.

It is too soon to tell whether these new initiatives will be successful in solving the financial crisis. However, we are committed to stay the course with our conservative management philosophy and emerge from the financial crisis in a position of strength.

In summary, The National Bank of Indianapolis Corporation had a year of consistent profitability in 2008, with record growth in loans and capital in spite of tremendous industry challenges. We are pleased with our performance in midst of the global financial crisis and the economic recession. As always, we appreciate the continued support of our shareholders, employees, clients and Directors and we thank you for your confidence.

Sincerely,

Michael S. Maurer Chairman	Morris L. Maurer President and Chief Executive Officer	Philip B. Roby Executive Vice President and Chief Operating Officer

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

FOURTH QUARTER 2008 HIGHLIGHTS
Selected Balance Sheet Information

	Dec. 31, 2008	Dec. 31, 2007
(in thousands)	(audited)	(audited)
Total Assets	$1,117,784	$1,163,109
Loans	904,207	830,328
Reserve for Loan Losses	(12,847)	(9,453)
Investment Securities	140,544	134,024
Total Deposits	965,965	1,004,762
Shareholders’ Equity	72,213	68,938
Selected Income Statement Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2008	2007	2008	2007
Net Interest Income	$8,587	$8,834	$35,928	$33,617
Provision for Loan Losses	2,425	375	7,400	904
Non-Interest Income	2,816	2,712	11,204	9,834
Non-Interest Expense	8,688	8,137	34,706	30,800
Pretax Income	290	3,034	5,026	11,747
Net Income	385	2,032	3,784	7,891
Selected Per Share Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Basic Earnings Per Share	$0.17	$0.88	$1.64	$3.39
Diluted Earnings Per Share	$0.16	$0.84	$1.58	$3.27
Book Value per Share	$31.48	$29.63	$31.48	$29.63